Exhibit 10.2.3

                             JOINT VENTURE AGREEMENT

This Agreement is entered into effective October 9, 2003, by and between Nu Age Electric Inc. (NUAGE) a Nevada Corporation, with Mr. Lee Eastman President and Hero Motors with Pankaj K. Munjal Managing Director.

WHEREAS, NUAGE holds and possesses certain rights to sell, market and otherwise distribute products resulting from technologies related to integrated power systems based on semi-conductor design and engineering principles, that can be used to develop a modular and systems approach to generate, store and supply energy to propel vehicles and to power products. ("Technology");

WHEREAS, HERO has expertise in manufacturing vehicles utilizing electric motor, controller and charger systems, propulsion systems product development, marketing, and advertising and has an established clients base requiring electric propulsion systems; and

WHEREAS, NUAGE and HERO desire to emer into a business relationship to produce integrated electric propulsion systems that combine NUAGE's "Technology" with HERO's vehicles which electric motors, controller and charger systems and market the vehicles to the established client base while building new markets.

NOW THEREFORE, the parties agree as follows:

1. Establishment of a Joint Venture Company.

The parties shall form a new company that shall be called NU AGE ELECTRIC Propulsion Systems International, LLC ("NU AGE PROPULSION"). NU AGE PROPULSION will be established as a Limited Liability Company in the State of Nevada, with ownership shared equally between HERO and NU AGE. (the Members).

2. That the purpose of the Joint Venture in to promote the Integrated Electric Propulsion Systems for two (2) and three (3) wheeled vehicles, (cycles & scooters), while providing a business entity responsible for managing the integration of the propulsion systems and conducting sales and distribution activities.

3. Obligations of NUAGE.

NUAGE shall provide the rights necessary to manufacture the two (2) and three
(3) wheeled vehicles, (cycles and scooters) in India, in the form of a License Agreement.

NUAGE shall provide the right to distribute, sell and otherwise market the two
(2) and three (3) wheeled vehicles, (cycles and scooters), worldwide, in the form of a License Agreement.

4. Obligations of HERO.

HERO shall provide manufacturing of vehicles and integration with propulsion systems. HERO shall pay a one-time license fee in the amount of $3,000,000.00 USD to NUAGE upon execution of this Agreement for the right to manufacture vehicles with the propulsion systems.

5. Representations and Warranties of NUAGE and HERO.

NUAGE represents and warrants that it has sufficient rights to the Technology covered by this agreement and the right to transfer the right for transactions as contemplated herein. HERO represents and warrants that it has the exclusive rights to their Technology covered by this agreement and the right to transfer the exclusive right for transactions as contemplated herein.

6. Obligations of NUAGE and HERO.

NUAGE will provide the technology necessary to produce integrated power systems design and modular and systems approach to generate, store and apply energy to propel vehicles (battery systems). HERO will provide the necessary components required for the production of Propulsion Systems and vehicles, as well as access to its existing clients and any new prospective clients who might be receptive to the new Integrated Propulsion Systems and vehicles.

7. Revenue

It is contemplated that revenue will be derived through direct contract or payments and royalty payments derived from sales of Integrated Electric Propulsion Systems NU AGE PROPULSION, with the assistance of NUAGE and HERO, shall determine the designed sales, licensing, or royalty structure. NU AGE PROPULSION shall negotiate for and obtain the appropriate agreement. The Members' approval will be required for any final agreement, but approval shall not be unreasonably withheld.

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8. Revenue Sharing

A. All transactions that involve sales will be subject to royalty or other payments as may be negotiated. The Members will manage operating costs of NU AGE FROM ILSION and the parties will share equally in the revenues generated.

B. Compensation shall be paid whether the technologies are sold separately or incorporated into other products, including third party products.

C. Unless otherwise agreed to by the parties, where the revenue is received by NU AGE PROPULSION, 90 percent of the net revenue received will be distributed to the Members. Payment shall be paid within 30 calendar days from receipt of payment. The balance of 10 percent will retained by NU AGE PROPULSION as operating capital.

D. In the event of termination, royalties shall continue to be allocated to be Members as provided under this agreement as to agreements in place as of the date of termination.

9. Expenses.

Each party will be responsible for its operational expenses in this joint venture. The parties in proportion to the compensation provision of this agreement will share general administrative and other costs of the joint venture.

10. Term.

The initial term of this agreement shall be for 3 years. If, during the initial performance period, prospective clients show positive interest, or a contract is awarded, negotiations are underway, or a license for the production of products is entered into with third parties where royalties are paid, this agreement will continue in effect and shall renew automatically on the annual basis from the date of execution.

11. Special Provisions.

A. Name and Marks. NUAGE shall retain full rights and ownership to the name NU AGE and any associated marks. However, they may be used to advance this agreement.

12. Other instruments. The parties hereto agree to execute any other or additional instruments and documents necessary or convenient to carry out the purposes of this Agreement.

13. Indemnification. Each party hereto shall indemnify and hold harmless to other party from or rising out of, any negligence, misconduct, or illegal act on its part in the course of performing this Agreement.

IN WITNESS HEREOF, the parties hereto have entered into this Agreement on the day and year first written above.

NU AGE Electric Inc.

By: /s/ Lee Eastman
   --------------------------
Lee Eastman
President


HERO Motors/Cycles

By: /s/ Pankaj K. Munjal
   --------------------------
Pankaj K. Munjal
Managing Director